PLEASE NOTE: THE BELOW TEXT OF THE DOCUMENT IN THE ENGLISH LANGUAGE IS A TRANSLATION PREPARED FOR INFORMATION PURPOSES ONLY. THE TRANSLATION MAY CONTAIN DISCREPANCIES AND OMISSIONS AND DOES NOT REPLACE THE RUSSIAN TEXT OF THIS DOCUMENT. IN ANY AND ALL CASES THE TEXT OF THIS DOCUMENT IN THE RUSSIAN LANGUAGE SHALL PREVAIL.
This exchange offer is made for the securities of a foreign company. It is important for U.S. securities holders to be aware that this announcement is subject to disclosure and regulations in England that are different from those in the United States. In addition, U.S. securities holders should be aware that this announcement has been prepared in accordance with English format and style, which differs from the U.S. format and style. In particular the financial information of OJSC Uralkali and OJSC Silvinit included herein has been prepared in accordance with International Financial Reporting Standards, and thus may not be comparable to financial information of U.S. companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.
It may be difficult for U.S. securities holders to enforce their rights and any claim they may have arising under the U.S. federal securities laws, since OJSC Uralkali is located in the Russian Federation, and some or all of its officers and directors may be residents of countries other than the United States. U.S. securities holders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.
Securities may not be offered or sold in the United States absent registration under the US Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an exemption from such registration. The OJSC Uralkali Shares to be issued in connection with the Proposed Combination are not, and will not be, registered under the Securities Act or under the securities laws of any jurisdiction of the United States and will be issued to OJSC Silvinit Shareholders in the United States in reliance on the exemption from registration provided by Rule 802 under the Securities Act and in reliance on available exemptions from any state law registration requirements. The securities of OJSC Uralkali and OJSC Silvinit have not been, and will not be, registered under the Securities Act or under the securities laws of any jurisdiction of the United States.
OPEN JOINT-STOCK COMPANY “URALKALI”
Pyatiletki Street, 63, Berezniki, Perm Territory, 618426, Russia
Telephone: + 7 (3424) 296135, fax + 7 (3424) 296100
Internet: http://www.uralkali.com
OKPO 00203944, OGRN 1025901702188
TIN/KPP 5911029807/997350001
________________No. ______________________
To No._______________ /date/_______________
CALCULATION
Of the net assets of the Company (balance-sheet value) as of 30 November 2010

		Balance
		sheet	As of the beginning
		line	of the period	As of the end of the
No. (p)	Name of article	code	(01.01.2010)	period (30.11.2010)
			Thousand rubles
I.	ASSETS
1	Intangible assets	110	1,264	9,666
2	Fixed assets	120	17,235,292	19,984,012
3	Incomplete construction	130	18,281,126	21,701,472
4	Income-bearing investments into tangible assets	135	308,272	308,363
5	Long-term and short-term financial investments	140 250	3,283,464	12,936,270

		Balance
		sheet	As of the beginning
		line	of the period	As of the end of the
No. (p)	Name of article	code	(01.01.2010)	period (30.11.2010)
			Thousand rubles
5a	Balance-sheet value of own shares repurchased from the shareholders	411	0	0
6	Other capital assets	150	152,289	235,482
6a	Deferred tax assets	145	0	0
7	Reserves	210	3,012,142	3,323,246
8	VAT on acquired assets	220	1,771,894	2,077,574
9	Accounts receivable	230 240	8,088,676	5,834,075
10	Monetary funds	260	3,046,014	767,268
11	Other current assets	270	393,767	413,767
12	Total assets (sum of points 1-11)		55,574,200	67,591,195
II.	LIABILITIES
13	Long term obligations under loans and credit agreements	510	14,104,848	18,085,783
13a	Deferred tax liabilities	515	404,238	595,520
14	Other long term liabilities	520	0	0
15	Short-term obligations under loans and credit agreement	610	456,834	1,742
16	Accounts payable	620	2,898,193	2,158,202
17	Dividends payable	630	107,050	107,600
18	Reserves for future expenses and payments	650	0	0
19	Other short-term liabilities	660	0	0
20	Total liabilities excluded from the value of the assets (sum of the points 13-19)		17,971,163	20,948,847
21	Value of the net assets (total assets minus liabilities) (p. 12-p.20)		37,609,037	46,642,348

General Director	signature	P.S. Grachev

Chief Accountant	signature	S.G. Zotova